SYNAVANT Inc.

Index to Financial Statements

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
of SYNAVANT Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SYNAVANT Inc. at December 31, 2002 and December 31, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1, the Company adopted statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as of January 1, 2002.

PricewaterhouseCoopers LLP
Atlanta, GA
March 31, 2003

SYNAVANT Inc.

CONSOLIDATED BALANCE SHEETS

Dollar amounts in thousands, except share and per share data

	December 31, 2002	December 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,994	$9,578
Accounts receivable-net	36,469	39,574
Other receivables	334	209
Other current assets	5,504	6,113

TOTAL CURRENT ASSETS	49,301	55,474
Property, plant and equipment-net	12,829	11,210
Computer software-net	2,682	7,410
Goodwill-net	41,156	41,156
Long term notes receivable	-	1,000
Other assets	2,769	2,008

TOTAL ASSETS	$108,737	$118,258

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,193	$9,516
Accrued restructuring	2,109	4,816
Accrued and other current liabilities	16,219	13,289
Accrued income taxes	2,074	1,885
Deferred revenue	8,180	8,388

TOTAL CURRENT LIABILITIES	37,775	37,894

Accrued distribution liability due to former parent	9,000	9,000
Other liabilities	1,966	1,214

TOTAL LIABILITIES	48,741	48,108

Commitments and contingencies (See Notes 7 & 10)
Minority interest	-	-
STOCKHOLDERS' EQUITY:
Common stock, par value $.01, authorized 41,000,000 shares; 15,187,722 and 15,059,684 shares outstanding at December 31, 2002 and 2001, respectively	152	150
Additional paid-in-capital	113,342	112,980
Retained deficit	(51,406)	(40,311)
Accumulated other comprehensive loss	(2,092)	(2,669)

TOTAL STOCKHOLDERS' EQUITY	$59,996	$70,150

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$108,737	$118,258

See accompanying Notes to the Consolidated Financial Statements.

SYNAVANT Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollar amounts in thousands, except share and per share data

	Years Ended
	December 31, 2002	December 31, 2001	December 31, 2000
REVENUES
Software fees	$4,973	$11,832	$7,746
Software services	81,299	89,988	87,474
Interactive marketing	80,093	78,711	86,219

TOTAL REVENUES	166,365	180,531	181,439

OPERATING COSTS
Software fees	2,813	5,890	8,766
Software services	56,279	67,260	61,122
Interactive marketing	66,874	64,541	72,879

TOTAL OPERATING COSTS	125,966	137,691	142,767

Research and development	6,536	8,569	12,556
Selling and administrative expenses	34,861	34,171	32,667
Restructuring costs	2,200	7,456	-
Depreciation and amortization	7,644	21,461	135,041
Spin related costs	-	1,289	2,161

OPERATING LOSS	(10,842)	(30,106)	(143,753)

Other expense, net	(458)	(605)	(1,305)

LOSS BEFORE PROVISION FOR INCOME TAXES	(11,300)	(30,711)	(145,058)

Income tax (provision) benefit	205	(522)	6,410

NET LOSS	$(11,095)	$(31,233)	$(138,648)

Net loss per share of common stock: basic and diluted	$(0.73)	$(2.09)	$(9.32)
Weighted average shares outstanding: basic and diluted	15,129,779	14,934,731	14,875,675

See accompanying Notes to the Consolidated Financial Statements.

SYNAVANT Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollar amounts in thousands

	December 31, 2002	December 31, 2001	December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(11,095)	$(31,233)	$(138,648)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,644	21,461	135,041
Amortization of capitalized computer software	2,380	2,068	7,364
Loss on sale of marketable equity securities	-	913	-
Restructuring expense	2,200	7,456	-
Restructuring payments	(4,907)	(2,640)	-
Deferred income taxes	(1,440)	(9)	(6,148)
Changes in operating assets and liabilities:
Accounts receivable	4,978	3,630	1,599
Accounts payable	(829)	141	2,904
Accrued and other liabilities	1,697	(2,360)	(1,139)
Accrued income taxes	95	(2,065)	174
Deferred revenue	(593)	(4,492)	7,013
Other	2,098	(1,753)	(2,480)

NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	2,228	(8,883)	5,680

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,326)	(2,956)	(4,240)
Additions to computer software	(806)	(685)	(6,496)
Sale of marketable equity securities	-	3,084	-
Other	-	(309)	1,141

NET CASH USED IN INVESTING ACTIVITIES	(6,132)	(866)	(9,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred loan fees	-	(195)	-
Payments for capital leases	(417)	(93)	-
Cash received from settlement of note receivable	950	-	-
Net transfers from IMS HEALTH	-	-	19,945

NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	533	(288)	19,945

Effect of exchange rate changes on cash and cash equivalents	787	(153)	274
Increase (Decrease) in cash and cash equivalents	(2,584)	(10,190)	16,304
Cash and cash equivalents, beginning of period	9,578	19,768	3,464

Cash and cash equivalents, end of period	$6,994	$9,578	$19,768

        Supplemental disclosure of cash flow information:

        Excluded from the 2001 and 2000 Consolidated Statements of Cash Flows are certain non-cash asset and liability transfers in accordance with the distribution agreement totaling approximately $0.3 million and $15.3 million, respectively, which are recorded in Additional paid-in capital (See Note 14).

        Non-cash financing activities in 2002 and 2001 include capital leases of $0.5 million and $0.8 million, respectively.

        Cash payments for foreign, state and local income taxes were $1.4 million, $2.7 million and $4.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

See accompanying Notes to the Consolidated Financial Statements.

SYNAVANT Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

Dollar amounts in thousands

		Common Stock
	Divisional Equity	Number of Shares	Amount	Additional Paid in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, December 31, 1999	221,800	-	-	-	-	(956)	220,844
Net transfer from IMS HEALTH	19,945						19,945
Net loss prior to Spin	(128,974)						(128,974)
Effect of Spin from IMS HEALTH	(112,771)	14,832	148	112,623			-
Effect of foreign currency translation						1,260	1,260
Unrealized loss on securities available for sale						(1,937)	(1,937)
Issuance of common stock		30	-	128			128
Net loss subsequent to Spin					(9,674)		(9,674)

Balance, December 31, 2000	-	14,862	148	112,751	(9,674)	(1,633)	101,592
Net loss					(31,233)		(31,233)
Effect of Spin from IMS HEALTH				(290)	596		306
Effect of foreign currency translation						(2,973)	(2,973)
Unrealized loss on securities available for sale						1,937	1,937
Issuance of common stock		198	2	519			521

Balance, December 31, 2001	$-	15,060	$150	$112,980	$(40,311)	$(2,669)	$70,150
Net loss					(11,095)		(11,095)
Effect of foreign currency translation						577	578
Issuance of common stock		128	2	362			364

Balance, December 31, 2002	$-	15,188	$152	$113,342	$(51,406)	$(2,092)	59,996

See accompanying Notes to the Consolidated Financial Statements.

SYNAVANT Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization.    On August 31, 2000, IMS HEALTH INCORPORATED ("IMS HEALTH") completed the spin off of SYNAVANT Inc. ("SYNAVANT or the "Company") to its stockholders (the "Distribution" or "Spin"). As a result of the Spin, SYNAVANT became a separate legal entity. The Company serves the biopharmaceutical and healthcare industries by implementing and supporting pharmaceutical-specific customer relationship management (CRM) solutions, developing interactive marketing programs and medical professional databases and offering strategic consulting services that support sales and marketing decision-making and program implementation. In connection with the Spin, the Company and IMS HEALTH entered into a Distribution Agreement dated August 31, 2000 that described certain matters related to the transaction (See Note 14 of the Consolidated Financial Statements).

        The Company operated as a business unit of IMS HEALTH through the eight months ended August 31, 2000 and prior periods ("Respective Periods"). The financial statements during the Respective Periods have been prepared using IMS HEALTH's historical basis in the assets and liabilities and historical results of operations related to the Company's business, which were all under the common control of IMS HEALTH. The financial statements generally reflect the financial position, results of operations, and cash flows of the Company as if it were a separate entity for all periods presented.

        The financial statements include allocations of certain IMS HEALTH corporate costs and other expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other corporate overhead) relating to the Company's business for the Respective Periods. Management believes the methods used to allocate these costs are reasonable. The financial statements exclude allocations of revenues and costs for related party transactions with IMS HEALTH as it relates to the licensing of data, except for the periods post Spin which include costs consistent with agreements executed in connection with the Spin. The financial information for the Respective Periods included herein may not necessarily reflect the financial position, results of operations, and cash flows of the Company in the future or what they would have been if the Company had been a separate entity during the periods presented.

        Liquidity.    The Company has experienced losses and declines in cash balances since the spin date of August 2000. At December 31, 2002, the Company had an accumulated deficit of $51.4 million. The Company anticipates that potential restructuring and planned expenditures on sales, marketing and product development will result in additional losses in the near term. Future expenditures on sales, marketing, and product development will be driven primarily by the Company's ability to achieve our targeted revenue goals.

        The Company currently estimates that cash and working capital needs for the next twelve months can be met by cash on hand, amounts available under the credit facility, and cash flow from operations. However, certain U.S. based customers have notified the Company that they have selected alternative suppliers for their software services and, as a result, the financial impact of these transitions will vary throughout 2003. The Company estimates that in the U.S., approximately $20 million to $23 million of 2002 software services revenue associated with these customers will not recur in 2003. Although the Company is expected to partially offset these revenue reductions with new opportunities, further cost containment actions are being considered. If the Company incurs the liability of $9.0 million associated with IMS HEALTH'S spin-off of the Company to its stockholders (the "Distribution"), pursuant to the agreement with IMS HEALTH, the Company's cash flows may need to be over and above its projected income in order to meet its financial obligations. If management's expectations are not met, or change due to market conditions, strategic opportunities or otherwise, capital requirements may vary materially from those currently anticipated.

        Reclassifications.    Certain prior period amounts have been reclassified to conform to current year-end presentation.

        Consolidation.    The consolidated financial statements of the Company include the accounts of the Company, after elimination of all material intercompany accounts and transactions within the SYNAVANT consolidated group.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

        Property and Equipment.    Buildings and equipment are depreciated over their estimated useful lives of 40 and 3 to 5 years, respectively, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of operating results.

        Computer Software.    Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Research and development costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred and are included in Research and Development in the consolidated Statements of Operations. Research and Development expense totaled $6.5 million, $8.6 million and $12.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer Software costs for developed software are being amortized, on a product-by-product basis, over three years. Annual amortization is equal to capitalized computer software costs times the greater of (a) the ratio of a product's current gross revenues to the total of current and expected gross revenues or (b) one-third.

        Goodwill.    Goodwill represents the excess of purchase price over the fair value of identifiable net assets of businesses acquired and had been amortized on a straight-line basis over five years (subsequent to the Distribution) through December 31, 2001. However, in accordance with SFAS 142 (See Note 1), the Company no longer amortizes goodwill but continues to assess the recoverability of goodwill at each balance sheet date and would record an impairment loss if applicable. Prior to the Distribution, Goodwill was being amortized over 5 to 40 years (See Note 2). In lieu of amortization, the Company is required to perform a periodic impairment review of the goodwill. Future events could cause management to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. If the Company determines that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the indicators of impairment, the Company recognizes an impairment loss. The impairment loss, if applicable, is then calculated based on the fair value or the sum of the discounted cash flows compared with the carrying value. The discounted cash flow method would use a discount rate determined by management to be commensurate with the risk inherent in the current business model.

        Other Long-Lived Assets.    In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The impairment loss, if applicable, is then calculated based on the sum of the discounted cash flows compared with the carrying value. Accordingly, the Company would recognize impairment losses on long-lived assets in the period in which the review is performed.

        Revenue Recognition.    The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Revenues consist of software license fees, related maintenance and software service fees, database and information services, and interactive marketing programs. Deferred revenue consists of maintenance billings due in advance of service periods, and other software and project billings for which services have not yet been completed. The Company's revenue recognition policies are consistent with the guidance in Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as amended by SAB No. 101A and 101B, and AICPA Statement of Position ("SOP") No. 97-2 "Software Revenue Recognition", as amended by SOP Nos. 98-4 and 98-9, as well as Technical Practice Aids issued from time to time by the America Institute of Certified Public Accountants.

        The Company generally sells its software licenses under multiple element arrangements together with services. These arrangements include instances where services are essential to the functionality of the software and instances where they are not. In cases where services to be provided are not essential to the functionality of the software, the Company has sufficient vendor specific objective evidence of fair value ("VSOE") of the elements to recognize the revenue separately. The Company has determined the VSOE of its software license fee based on the consistent per user license fee charged to its customers. The VSOE of the software service element is based on the price of the software services when sold separately. The Company accounts for the maintenance and support element separately using VSOE, which is determined based on the customer renewal fees for such services. The Company recognizes the software license fees under this type of arrangement upon delivery. Additionally, software license revenue is recognized upon delivery when a customer purchases additional licenses and the Company's system has been installed at the customer's site. The Company does not recognize any license fees unless the product has been delivered, persuasive evidence of an arrangement exists, the license fee amount is fixed and determinable and collectability is probable. Where services are considered essential to the functionality of the software, the Company recognizes software license fee and services revenue over the service period using the percentage of completion method based on labor inputs. The service period commences subsequent to execution of a license agreement and ends when the product configuration is complete and implemented in the field. Costs of software license fees consist primarily of amortization of development costs capitalized under SFAS No. 86 and third-party royalties.

        Revenues from software services, maintenance and other services including the PharbaseSM products, are recognized as the services are performed. The Company provides certain consulting and post-implementation customization services which are under short-term arrangements. Revenues related to fixed fee consulting arrangements are recognized as the service is performed using the percentage of completion method of accounting based on labor input measures. The Company's customers typically purchase maintenance and support services concurrently with software. Revenues from customer maintenance, support services, and data server rental agreements are recognized on a straight-line basis over the term of the agreement. In the event that hardware is part of the customer solution, the Company configures the hardware by installing its applications and recognizes the related hardware revenue and costs upon delivery to the customer and acceptance, if applicable. Hardware amounts are not significant and are included in software services costs. The Company also sells certain software under term license arrangements (primarily outside the U.S.) combined with post contract support and related data server/network management and other services. The Company recognizes all fees for these arrangements ratably over the term of the agreement, typically three years with annual renewal provisions. Revenue recognized under these arrangements does not exceed amounts billed and due within one year. Costs of software services, maintenance and other services consist primarily of salaries, benefits and allocated overhead costs related to implementation, technical support, development, training, and customer support personnel.

        Revenue from interactive marketing services is recognized on delivery of the product or when the services are rendered. In connection with the Company's interactive marketing services, the Company recognizes postage, handling and other direct third party costs charged separately to its customers as revenue with the related expenses included in operating costs in the accompanying financial statements. Interactive marketing revenues and operating costs include revenue and costs from postage, handling and other third party costs totaling $24.7 million, $23.4 million and $25.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Deferred revenues arise primarily as a result of annual billings of software maintenance fees at the beginning of maintenance terms and billings of software license fees in accordance with contractual terms that may not correlate directly with the delivery of software, products or services. The amount of deferred revenue will increase and decrease based on the timing of billings and related recognition of software license revenues. Unbilled accounts receivable arise as a result of revenues earned under contractual arrangements for products delivered prior to the related billings to the customer. The Company generally bills the customer for these amounts within 90 days.

        Foreign Currency Translation.    The Company has significant operations in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's combined financial statements when translated into U.S. dollars.

        For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchanges. For these countries, currency translation adjustments are accumulated in a separate component of stockholders equity, whereas realized transaction gains and losses are recognized in other expense-net. For operations in countries that are considered to be highly inflationary, or where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, whereas non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense-net.

        Income Taxes.    The results of the Company have been included in the consolidated Federal and certain state and non-U.S. income tax returns of IMS HEALTH and Cognizant for the Respective Periods. The provision for income taxes in the Company's consolidated financial statements has been determined as if SYNAVANT was a separate company during the Respective Periods. Income taxes deemed paid on behalf of the Company by IMS HEALTH and Cognizant for the Respective Periods are included in Divisional Equity. Effective after the Distribution, the Company files separate income tax returns.

        Income taxes are provided using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on the estimated realizable differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities.

        We have recorded valuation allowances of $14.4 million, $13.5 million and $8.2 million as of December 31, 2002, 2001 and 2000, respectively, related to the Company's deferred tax assets because we believe that it is unlikely that such assets will be realized. However, ultimate realization could be impacted by market conditions or other variables not known at this time. We will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax asset may be recognized in the future.

        Divisional Equity.    Divisional Equity includes historical loans and advances to/from IMS HEALTH, including net transfers to/from IMS HEALTH, third-party liabilities paid by IMS HEALTH on behalf of the Company and amounts due to/from IMS HEALTH for services and other charges, periodic net income (loss) and foreign currency translation adjustments through the Respective Periods up to the distribution date.

        Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates are used for, but not limited to, the accounting for: revenue recognition, allowance for uncollectible accounts receivable, goodwill and other long-lived assets, income taxes, restructuring costs, litigation, and allocation of IMS HEALTH corporate and other costs.

        Stock-Based Compensation.    SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations in accounting for its stock incentive plans. No compensation cost has been recognized for the fixed stock option plans in 2002, 2001 and 2000, respectively. Had compensation cost for the SYNAVANT stock incentive plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Years Ended
	December 31, 2002	December 31, 2001	December 31, 2000
Net Loss:
As reported	$(11,095)	$(31,233)	$(138,648)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	$(3,572)	$(8,277)	$(12,072)

Pro forma	$(14,667)	$(39,510)	$(150,720)
Loss Per Share-Basic and Diluted:
As reported	$(0.73)	$(2.09)	$(9.32)
Pro forma	$(0.97)	$(2.65)	$(10.13)

        The impact of the change in vesting mentioned above accelerated the pro forma fair value charge for previously vested options reflected in the pro forma EPS disclosures required by SFAS No. 123, thereby significantly increasing the 2000 pro forma SFAS No. 123 earnings charge when compared with the actual reported amount in prior periods. Under APB No. 25, there is no charge to the Consolidated Statement of Operations for this change.

        The fair value of the IMS HEALTH stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for options issued during 2002: dividend yield of 0.0%; expected volatility of 90%; a risk-free interest rate of 2.29% and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2002 is $0.48. The following weighted-average assumptions were used for options issued during 2001: dividend yield of 0.0%; expected volatility of 85%; a risk-free interest rate of 3.14% and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2001 is $1.67. The following weighted-average assumptions were used for options issued from August 31 to December 31, 2000: dividend yield of 0.0%; expected volatility of 65%; a risk-free interest rate of 5.8%; and an expected term of 3 years. The following weighted-average assumptions were used for options issued from January 1 to August 31, 2000; dividend yield 0.3%; expected volatility of 40%; a risk-free interest rate of 5.9%; and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2000 prior to the Spin is $20.56 and options granted from August 31 to December 31, 2000 is $5.52. The assumptions used for the periods prior to the Spin are based on circumstances and factors associated with IMS HEALTH, particularly expected volatility. They may not be indicative of those which SYNAVANT may have as an independent company.

        Earnings Per Share.    Basic earnings per share are calculated by dividing net income (loss) by the weighted average common shares of SYNAVANT. Diluted earnings per share are calculated by dividing net income (loss) by dilutive potential common shares and weighted average common shares of SYNAVANT. Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all SYNAVANT employee options are used to repurchase SYNAVANT common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the options. Where the company has recorded a loss, dilutive potential common shares are not included in the calculation of diluted loss as to do so would be antidilutive.

        Recently Issued Accounting Standards.    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142 "Goodwill and other Intangibles". Under these new standards the FASB eliminated accounting for certain mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. For the Company, the standards become effective for all acquisitions completed on or after June 30, 2001. Changes in financial statement treatment for goodwill and intangible assets arising from mergers and acquisitions completed prior to June 30, 2001 became effective January 1, 2002, and has been adopted by the Company as of the effective date.

        In October of 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for fiscal years beginning after December 15, 2001. This statement supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, it retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. Impairment on Goodwill is not included in the scope of SFAS No. 144 and will be treated in accordance with the accounting standards established in SFAS No. 142, "Goodwill and Other Intangible Assets." According to SFAS No. 144, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing or discontinued operations. The statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting the Results of Unusual and Infrequently Occurring Events and Transactions", for the disposal of segments of a business. The Company has adopted this statement effective January 1, 2002.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

        In November 2002, the FASB reached a consensus on EITF Issue 00-21 ("the Issue"), Accounting for Revenue Arrangements with Multiple Deliverables. The guidance on the Issue is effective for revenue arrangements entered into in fiscal years beginning after June 15, 2003. The Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, the Issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if it does, how to divide the arrangement into separate units of accounting consistent with the identified earning processes for revenue recognition purposes. The Issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement.

        The Company is currently assessing the impact of implementing SFAS No. 146 and EITF Issue 00-21 on its results of operations, financial position and cash flows.

NOTE 2. SIEBEL ALLIANCE AND ASSET IMPAIRMENT

        On July 14, 2000, SYNAVANT entered into a strategic alliance with Siebel Systems Inc. ("Siebel"), a leading provider of eBusiness application software. This alliance agreement was updated and amended (the "Alliance") on December 31, 2001. The Alliance results in the following:

  •
  SYNAVANT is designated as a "Strategic Consulting Partner";

  •
  SYNAVANT is able to support a product set including Siebel ePharma, eMedical, eClinical as well as Employee Relationship Management ("ERM");

  •
  SYNAVANT has no restrictions on its product development, including Cornerstone™ and PremiereSM; and

  •
  SYNAVANT is able to support other software platforms in addition to its support of Siebel software.

        As a result of the original alliance with Siebel in 2000 and the Distribution, the Company believed that a significant portion of its computer software (including acquired technology) and enterprise-wide goodwill was not recoverable. The Company completed its assessments of the financial impact of the agreement and the Distribution with respect to determining the amount of the accelerated amortization of capitalized software and the impairment of enterprise-wide goodwill. The Company performed a net realizable value analysis to determine the recoverability of its capitalized software assets (including acquired technology). Based on this analysis, the Company recorded $14.6 million of accelerated amortization, in the period ended September 30, 2000 related to costs determined to be unrecoverable. The analysis took into consideration the impact of the Siebel alliance and the Distribution on the in-process technology and core technology resulting from the Walsh acquisition in 1998. As a result, the remaining Walsh In-Process Research and Development project has been discontinued and the core technology has been incorporated into the net realizable value analysis. This non-cash charge of $14.6 million is included in the Consolidated Statements of Operations in Software Fee Operating Costs ($5.4 million) and Depreciation and Amortization ($9.2 million) for the year ended December 31, 2000. The Company will continue to amortize the remaining costs over the period of expected benefit and will continue to assess the recoverability of its capitalized software in accordance with its accounting policies. Under its accounting policy for goodwill impairment, the Company completed a discounted cash flow analysis on an enterprise-wide basis, resulting in an impairment charge of $100.9 million for the year ended December 31, 2000. In addition, the Company reduced its remaining period of amortization of goodwill to 5 years, which represented its revised estimated useful life and was also consistent with the remaining term of the original agreement with Siebel. However, in connection with the issuance of SFAS 142 (See Note 1 Recently Issued Accounting Standards), the Company no longer amortizes goodwill, but tests the balance for impairment on each balance sheet date and would consequently record an impairment charge to reduce the goodwill balance, if appropriate.

NOTE 3. FINANCIAL INSTRUMENTS

Foreign Exchange Risk Management

        The Company transacts business in many countries and is subject to risks associated with changing foreign exchange rates. Total foreign exchange gains (losses), were $0.1 million, $0.2 million and $(0.9) million for the years ended December 31, 2002, 2001, and 2000, respectively.

Fair Value of Financial Instruments

        At December 31, 2002, the Company's financial instruments included cash, cash equivalents, and accounts receivable. At December 31, 2002, the fair values of cash, cash equivalents, and accounts receivable approximated carrying values due to the short-term nature of these instruments.

Credit Concentrations

        The Company continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company enters into transactions only with financial institution counterparties that have a credit rating of A or better. In addition, the Company limits the amounts of credit exposure with any one institution.

        The Company maintains accounts receivable balances principally from customers in the pharmaceutical industry. Management believes the Company's trade receivables do not represent significant concentrations of credit risk at December 31, 2002 due to the high quality of its customers and their dispersion across many geographic areas. These receivable balances are unsecured. The Company believes its allowance for uncollectible accounts is sufficient to provide for any risk of credit losses.

NOTE 4. EMPLOYEE BENEFIT PLANS

U.S. Benefit Plans

        For the Respective Periods, certain domestic employees of SYNAVANT participated in IMS HEALTH's defined benefit pension plan. The plan was a cash balance pension plan under which 6% of creditable compensation plus interest was credited to eligible employee's retirement accounts. The Company accounted for the plan as a multi-employer plan. The Company recorded pension expense related to its employee's participation in the IMS HEALTH plan, as allocated totaling $0.3 million for the period ended August 31, 2000. In addition, certain U.S. based employees of the Company were eligible to participate in IMS HEALTH's various healthcare and life insurance plans for retired employees. The Company accounted for the plans as multi-employer plans. Accordingly, the cost of the post-retirement benefit plans as allocated by IMS HEALTH during the period ended August 31, 2000 was $0.2 million. These plans have provided healthcare and life insurance coverage to the SYNAVANT employees up through the Distribution whereafter SYNAVANT has provided similar coverage.

        Immediately following the Spin of the Company, employee participation in the IMS HEALTH defined benefit plan, various healthcare and life insurance plans for retired employees and the defined contribution plan were discontinued. In August 2000, the Company formed the SYNAVANT 401(k) Retirement Savings Plan and various healthcare and life insurance plans. The Company matches 50% of the first 6% of salary contributed by the participant. In addition and at the discretion of the Company, SYNAVANT may also make a contribution to the 401(k) Plan equal to 3% of the employee's annual compensation. Also, for participants who meet certain other criteria, the Company may make an additional contribution of 2% of the employee's annual compensation. The Company provides retiree medical coverage to eligible employees who were covered under the IMS HEALTH plans. The Company's contribution on behalf of participating employees in the 401(k) Plan is $0.7 million, $1.3 million and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Non-U.S. Benefit Plans

        The Company's foreign operations provide for retirement benefits in line with local statutory requirements.

NOTE 5. EMPLOYEE STOCK PLANS

        Prior to the Spin, the SYNAVANT employees participated in the IMS HEALTH Stock Incentive Plans. At the time of the Spin, stock options held by SYNAVANT employees were adjusted to reflect an equity interest in SYNAVANT. An adjustment factor was applied to all existing IMS HEALTH stock options to preserve the economic value of such options. A total of 3,573,789 IMS HEALTH stock options were adjusted to reflect an equity interest in 7,352,518 options of SYNAVANT. Additionally, 833,000 stock options were granted by SYNAVANT after the Spin in fiscal year 2000.

        Some options granted under IMS HEALTH carried a prepayment provision whereby employees receiving options paid 10% of the exercise price, with the remaining payment due when the options are exercised. On January 3, 2000, IMS HEALTH reduced the vesting period on substantially all options previously granted with a six-year vesting period to four years. As a result, 373,064 previously unvested options with exercise prices ranging from $15.79 to $27.15 became vested.

        Immediately following the Spin of the Company, outstanding awards under the IMS HEALTH Stock Incentive Plans and other option plans related to key employees of the Company were cancelled and replaced by substitute awards under SYNAVANT option plans. The terms of the new plans are similar to the IMS HEALTH plans.

SYNAVANT Plans

        The Company has two stock incentive plans in which employees can participate, (a) the Stock Incentive Plan; and (b) the Employee Stock Purchase Plan.

Stock Incentive Plan

        In August 2000, SYNAVANT adopted the 2000 Stock Incentive Plan ("SIP"). The SIP provides for grants of stock options, stock appreciation rights, and other stock-based awards, such as restricted stock and restricted stock units. Shareholders have authorized the Company to grant up to 1,600,000 shares under the Plan. As of December 31, 2002, 539,093 options and restricted stock have been granted and are outstanding with 1,060,907 shares remaining available for future grants. Stock options granted under the SIP were granted with an exercise price not less than fair market value on the date of grant based on our closing stock price as reported on the Nasdaq national securities exchange. Further, options expire after 10 years from the date of grant, and generally vest pro rata over three years.

        Restricted stock units may be granted to select employees under the SIP. Restricted stock units are granted upon achievement of specific performance goals and the fair market value of such restricted stock units is calculated at the time of the grant and amortized over the vesting period of the award. The Company has recognized compensation expense related to the issuance of restricted stock units of $0.1 million, $0.2 million, and $0.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Purchase Plan

        In August 2000, the Company adopted the 2000 SYNAVANT Incorporated Employee Stock Purchase Plan ("ESPP"). The ESPP allows eligible employees to purchase a limited amount of Company stock at the end of a three-month period at a fixed price. Employees may contribute between 1% and 20% of their compensation, up to a total of $25,000 per year. The purchase price is the lesser of 85% of fair market value on (a) the first trading day of the offering period, or (b) the last trading day of the offering period. Fair market value is defined as the average of the high and low traded stock prices on the relevant day. During 2002, the Company distributed all authorized shares under the ESPP, and has terminated the plan. No shares have been authorized for distribution in 2003. Under the ESPP, the Company sold 104,365 shares to employees in 2002.

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations in accounting for its stock incentive plans. No compensation cost has been recognized for the fixed stock option plans in 2002, 2001 and 2000, respectively. Had compensation cost for the SYNAVANT stock incentive plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Years Ended
	December 31, 2002	December 31, 2001	December 31, 2000
Net Loss:
As reported	$(11,095)	$(31,233)	$(138,648)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	$(3,572)	$(8,277)	$(12,072)

Pro forma	$(14,667)	$(39,510)	$(150,720)
Loss Per Share-Basic and Diluted:
As reported	$(0.73)	$(2.09)	$(9.32)
Pro forma	$(0.97)	$(2.65)	$(10.13)

        The impact of the change in vesting mentioned above accelerated the pro forma fair value charge for previously vested options reflected in the pro forma EPS disclosures required by SFAS No. 123, thereby significantly increasing the 2000 pro forma SFAS No. 123 earnings charge when compared with the actual reported amount in prior periods. Under APB No. 25, there is no charge to the Consolidated Statement of Operations for this change.

        The fair value of the IMS HEALTH stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for options issued during 2002: dividend yield of 0.0%; expected volatility of 90%; a risk-free interest rate of 2.29% and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2002 is $0.48. The following weighted-average assumptions were used for options issued during 2001: dividend yield of 0.0%; expected volatility of 85%; a risk-free interest rate of 3.14% and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2001 is $1.67. The following weighted-average assumptions were used for options issued from August 31 to December 31, 2000: dividend yield of 0.0%; expected volatility of 65%; a risk-free interest rate of 5.8%; and an expected term of 3 years. The following weighted-average assumptions were used for options issued from January 1 to August 31, 2000; dividend yield 0.3%; expected volatility of 40%; a risk-free interest rate of 5.9%; and an expected term of 3 years. The weighted-average fair value (per stock option) of the SYNAVANT stock options granted in 2000 prior to the Spin is $20.56 and options granted from August 31 to December 31, 2000 is $5.52. The assumptions used for the periods prior to the Spin are based on circumstances and factors associated with IMS HEALTH, particularly expected volatility. They may not be indicative of those which SYNAVANT may have as an independent company.

        At December 31, 2002, outstanding options for SYNAVANT common stock held by Company employees, totaled 7,705,593 of which 5,653,362 had vested and were exercisable. The option exercise prices range from $0.41 to $15.14 per SYNAVANT share and are exercisable over periods ending no later than 2012. At December 31, 2001, outstanding options for SYNAVANT common stock held by Company employees, totaled 8,409,486 of which 5,443,952 had vested and are exercisable over periods ending no later than 2011. At December 31, 2000, outstanding options for SYNAVANT common stock held by Company employees, totaled 7,989,165, of which 3,301,824 had vested and were exercisable. The option exercise prices range from $4.44 to $15.14 per IMS HEALTH share and are exercisable over periods ending no later than 2010. Unless otherwise noted, the disclosure above and described in the tables below are reflected as IMS HEALTH shares and have not been restated to reflect the 1 for 20 distribution ratio.

        Option activity related to Company employees follows:

	Shares	Wght Avg Exercise Price
IMS HEALTH Options Outstanding, December 31, 1999	3,532,448	$22.59
Employees retained by IMS HEALTH	(922,283)	-
Granted	987,700	$20.56
Exercised	(23,205)	$15.03
Expired/Terminated	(871)	$24.23

IMS HEALTH Options Outstanding, August 31, 2000(1)	3,573,789	$22.31
Conversion Adjustment	3,778,729	-
Granted	833,000	$5.52
Exercised	-	-
Expired/Terminated	(196,353)	$9.92

SYNAVANT Options Outstanding, December 31, 2000(1)	7,989,165	$10.26
Granted	1,232,500	$3.10
Exercised	-	-
Expired/Terminated	(812,179)	$10.29

SYNAVANT Options Outstanding, December 31, 2001	8,409,486	$9.19
Granted	573,001	$0.73
Exercised	-	-
Expired/Terminated	(1,276,894)	$9.28

SYNAVANT Options Outstanding, December 31, 2002	7,705,593	$8.57

(1)
Option activity during the periods prior to the Spin as of August 31, reflect option activity of IMS HEALTH shares and have not been restated to reflect the 1 for 20 distribution ratio. This option activity was derived from IMS HEALTH's records.

	December 31, 2002			Weighted Average Option Exercise Prices
Range of Exercise Prices	Number Outstanding	Number Exercisable	Remaining Contractual Life
				Outstanding	Exercisable
$ 0.41 - $ 3.00	1,580,667	337,222	9.2	$2.02	$2.75
$ 3.01 - $ 7.00	840,739	544,406	7.4	5.67	5.67
$ 7.01 - $10.00	1,670,731	1,605,211	4.4	7.76	7.75
$10.01 - $13.00	1,965,896	1,518,963	6.8	10.54	10.64
$13.01 - $15.14	1,647,560	1,647,560	6.0	14.81	14.81

Total	7,705,593	5,653,362		$8.57	$10.08

NOTE 6. INCOME TAXES

        Income (Loss) before provision (benefit) for income taxes consisted of:

	2002	2001	2000
U.S.	$(685)	$(21,360)	$(149,137)
Non-U.S	(10,272)	(9,351)	4,079

	$(10,957)	$(30,711)	$(145,058)

        Income tax provision (benefit) consisted of:

	2002	2001	2000
U.S. Federal and State:
Current	$123	$-	$(3,596)
Deferred	-	-	(6,834)

	$123	$-	$(10,430)

Non-U.S.:
Current	$752	$529	$4,020
Deferred	(1,080)	(7)	-

	$(328)	$522	$4,020

Total	$(205)	$522	$(6,410)

        The following table summarizes the significant differences between applying the U.S. Federal statutory income tax rate to the Company's income (loss) before provision (benefit) for income taxes and the Company's reported provision for income taxes.

	2002	2001	2000
Tax provision applying the federal statutory rate	$(3,835)	$(10,749)	$(50,770)
State and local income taxes, net of federal tax benefit	80	(882)	(5,331)
Impact of non-U.S. tax rates and credits	1,925	1,310	1,538
Non-deductible goodwill amortization	-	4,436	43,881
Other, net	798	1,061	223
Valuation allowance	827	5,346	4,049

Provision (benefit) for income taxes	$(205)	$522	$(6,410)

        The Company's deferred tax assets (liabilities) are comprised of the following:

	2002	2001
Deferred Tax Assets:
U.S. operating losses	$2,911	$3,168
Foreign operating losses	11,883	9,133
Accrued liabilities	1,515	2,462
Depreciation	763	508
Bad debt reserve	502	473
Other	162	106

	17,736	15,850
Valuation allowance	(14,369)	(13,542)

	3,367	2,308

Deferred Tax Liabilities:
Computer software	(2,708)	(2,308)
Other	-	(421)

	(2,708)	(2,729)

Net deferred tax asset (liability)	$659	$(421)

        At December 31, 2002, the Company had net operating losses for Federal Income tax purposes of $7.6 million, which begin to expire in 2020. In addition, the Company has foreign net operating loss carryforwards of $33.6 million. The Company has established a valuation allowance attributable to deferred tax assets, primarily net operating losses where, based on available evidence, it is more likely than not that such assets will not be realized.

        Undistributed earnings of non-U.S. subsidiaries aggregated approximately $11.0 million at December 31, 2002. Deferred tax liabilities have not been recognized for these undistributed earnings because the Company considers these earnings to be indefinitely reinvested. If such earnings are repatriated in the future, or are no longer deemed to be indefinitely reinvested, applicable taxes will be provided for such amounts. It is not currently practicable to determine the amount of such taxes.

NOTE 7. COMMITMENTS

        Certain of the Company's operations are conducted from leased facilities under operating leases. Rental expense under real estate operating leases for the years ended December 31, 2002, 2001 and 2000 was $9.5 million, $8.5 million and $6.9 million, respectively. The minimum annual rental expense for real estate operating leases that have initial or remaining non-cancelable lease terms in excess of one year, at December 31, 2002 was: 2003-$7.5 million; 2004-$6.9 million; 2005-$6.5 million; 2006-$6.1 million; 2007-$4.9 million and an aggregate of $20.7 million thereafter.

        The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $2.2 million, $2.3 million and $1.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, the minimum annual rental expense for computer and other equipment under operating leases that have remaining non-cancelable lease terms in excess of one year was: 2003-$1.7 million; 2004-$1.0 million; 2005-$0.5 million; 2006-$0.2 million; 2007-$50,400; and $3,000 thereafter.

        The Company also leases or participates in leases of certain computer and other equipment under capital leases. Capital expenditures under computer and other equipment leases was $0.8 million for December 31, 2002. The related depreciation associated with these capital leases was $0.2 million for the year ended December 31, 2002. At December 31, 2002, the minimum annual payments for computer and other equipment under capital leases that have remaining non-cancelable lease terms in excess of one year was: 2003-$0.6 million; 2004-$0.5 million; 2005-$0.2 million; 2006-$0; 2007-$0.

        On December 10, 1999, the Company sold its 49% interest in Permail Pty Limited ("Permail") for its approximate net book value. Prior to this transaction, the Company owned a 100% interest in Permail. Subsequent to the transaction, the Company continues to maintain a majority voting interest and control in Permail. Under the terms of the shareholders' deed entered into as part of the sale, the Company and the minority interest holder are committed to seek a buyer of Permail under certain circumstances within five years. This commitment does not prohibit the Company from retaining its ownership stake in Permail and buying the shares held by the minority shareholder. As of December 31, 2002, Permail's net assets totaled $0.3 million and revenues for the year totaled $7.2 million.

        In December of 2002, the Company modified certain Change-In-Control agreements for key members of management. The modifications were made to eliminate the need to fund Rabbi Trusts upon the signing of a definitive agreement to sell all or substantially all the assets of the Company, which would be a Change-in-Control event. Instead, the responsibility for funding of the Rabbi Trusts related to these agreements has been deferred until a Change-In-Control is consummated. This concession by management will enable the Company to fund these Rabbi Trusts from the proceeds of any Change-In-Control rather than working capital being used in the business. In exchange for these concessions, payments were made to key members of management that aggregated to $0.6 million.

NOTE 8. RELATIONSHIPS WITH IMS HEALTH

        As part of the Distribution, SYNAVANT and IMS HEALTH entered into a Corporate Services agreement whereby IMS HEALTH provided certain tax, treasury and transaction processing services to the Company in exchange for a fee. Such services are reflected in the financial results of the Company in the period following the Distribution. At the end of 2002, the Company cancelled these services provided by IMS HEALTH.

        The Company contracts for information technology consulting services from Cognizant Technology Solutions ("CTS"), a subsidiary of IMS HEALTH. Expense recognized for services rendered by CTS was $0.5 million, $1.8 million and $2.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        The activity in the net transfers to IMS HEALTH account for all Respective Periods presented in Divisional Equity in the Consolidated Statements of Changes in Stockholders' Equity is summarized as follows:

Period Ended August 31, 2000
IMS HEALTH Services and Other Charges	$5,585
Loans and Advances-Net	-
U.S. Income Taxes	(3,596)
Cash Transfers-Net	17,956

Net Transfers (to) / from IMS HEALTH	$19,945

        The Company and IMS HEALTH share the use of certain information databases. The databases Xponent (owned by IMS HEALTH) and PharbaseSM (owned by the Company) contain information related to prescription drug trends and physicians, respectively. The companies sell information from these databases to their customers. Prior to the Distribution, the Company and IMS HEALTH had not charged one another for the use of these databases. The Company and IMS HEALTH entered into an agreement as part of the Distribution whereby each of the companies charge one another an annual negotiated fee for the use of the databases (See Note 14).

NOTE 9. GOODWILL AND COMPUTER SOFTWARE:

	Computer Software	Goodwill
December 31, 1999	$30,429	$167,363
Additions at Cost	6,496	-
Amortization	(8,583)	(12,270)
Accelerated amortization and goodwill impairment (See Note 2)	(14,553)	(100,900)
Other deductions and reclassifications	(759)	(1,302)

December 31, 2000	$13,030	$52,891
Additions at Cost	685	-
Amortization	(6,305)	(11,735)

December 31, 2001	$7,410	$41,156
Additions at Cost	806	-
Amortization	(5,534)	-

December 31, 2002	$2,682	$41,156

        Accumulated amortization of computer software was $63.2 million, $57.7 million and $51.4 million at December 31, 2002, 2001 and 2000, respectively. The amortization has been recorded in the Consolidated Statement of Operations within the cost of Software Fees (2002-$2.4 million; 2001-$2.1 million; and 2000-$7.4 million) and Depreciation and Amortization (2002-$3.1 million; 2001-$4.2 million; and 2000-$15.8 million).

        Accumulated amortization of goodwill was $160.7 million at December 31, 2002 and 2001 and $149.0 million at December 31, 2000. The goodwill impairment charge of $100.9 million in 2000 is included within Depreciation and Amortization in the Consolidated Statement of Operations. In accordance with SFAS 142 (See Note 1), the Company no longer amortizes goodwill but will continue to assess the recoverability of goodwill at each balance sheet date and record an impairment loss if applicable.

        The impact of SFAS No. 142 on reported results follows:

	Year Ended
	December 31, 2002	December 31, 2001	December 31, 2000
Reported net loss	$(11,095)	$(31,233)	$(138,648)
Add back: Goodwill amortization*	-	11,735	12,225

Adjusted net loss	$(11,095)	$(19,498)	$(126,423)

Loss per share-basic and diluted
Reported net loss	$(0.73)	$(2.09)	$(9.32)
Goodwill amortization	-	0.79	0.82

Adjusted net loss	$(0.73)	$(1.30)	$(8.50)

*
The 2000 goodwill amortization does not include the impairment charge $100.9 million

NOTE 10. CONTINGENCIES

        SYNAVANT has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation will not materially affect SYNAVANT's consolidated financial position.

        In addition, as discussed below, SYNAVANT is subject to certain other contingencies of which it is jointly and severally liable with IMS HEALTH. However, IMS HEALTH and SYNAVANT have agreed that SYNAVANT's share of such liabilities will not exceed $9.0 million, and IMS HEALTH has agreed to indemnify SYNAVANT for any liability it incurs in connection with such contingent liabilities in excess of such amount. In the event that IMS HEALTH does not fulfill such indemnification obligations, SYNAVANT could be liable for an amount in excess of $9.0 million in connection with such contingent liabilities. While it is highly unlikely, in the event that SYNAVANT were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on SYNAVANT's financial condition and results of operations. In addition, SYNAVANT and IMS HEALTH have agreed that SYNAVANT will not be required to make any payment in connection with this commitment until at least January 1, 2005. While these matters are ongoing, as of December 31, 2002, IMS HEALTH has made payments in excess of $200 million in anticipation of final resolution of certain of these matters in order to avoid incurring additional penalties and interest.

Dun & Bradstreet Spin-Off

        Under the terms of the distribution agreements relating to the 1996 spin-off of IMS HEALTH's predecessor, Cognizant Corporation ("Cognizant"), from The Dun & Bradstreet Corporation ("D&B") and relating to the 1998 spin of IMS HEALTH from Cognizant, as a condition to the distribution, IMS HEALTH and any company that it spins off, including SYNAVANT, are required to undertake to be jointly and severally liable to D&B, A.C. Nielsen Company and Cognizant for IMS HEALTH's obligations under the 1996 Distribution Agreement and the 1998 Distribution Agreement. Such obligations include potential tax liabilities relating to the aforementioned spin-offs and relating to certain global tax planning initiatives entered into by Cognizant, D&B and IMS HEALTH, and potential liabilities relating to the IRI Action. Certain of such liabilities are discussed below:

Information Resources Litigation

        On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen and I.M.S. International Inc. (a predecessor of IMS HEALTH) (the "IRI Action"). The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350.0 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1, 1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint. On December 22, 1999, defendants filed a motion for partial summary judgment seeking to dismiss IRI's non-U.S. antitrust claims. On July 12, 2000, the court granted the motion dismissing claims of injury suffered from activities in foreign markets where IRI operated through subsidiaries or companies owned by joint ventures or "relationships" with local companies. This ruling is currently under appeal. Discovery is continuing in this matter.

        In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the distribution by D&B of shares of Cognizant and A.C. Nielsen Company in 1996 (the "1996 Spin-Off"), D&B, AC Nielsen (the parent company of A.C. Nielsen Company) and Cognizant entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that AC Nielsen will assume exclusive liability for liabilities up to a maximum amount to be calculated at the time such liabilities, if any, become payable (the "ACN Maximum Amount") and that Cognizant and D&B will share liability equally for any amounts in excess of the

ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which AC Nielsen will be able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of AC Nielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of AC Nielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

        In 1998, IMS HEALTH was spun-off from Cognizant (the "1998 Spin-Off") which then changed its name to Nielsen Media Research, Inc. ("NMR"). IMS HEALTH and NMR are jointly and severally liable to D&B and AC Nielsen for Cognizant's obligations under the terms of the Distribution Agreement dated October 28, 1996 among D&B, Cognizant and AC Nielsen (the "1996 Distribution Agreement"). In connection with the 1998 Spin-Off, IMS HEALTH and NMR agreed that, as between themselves, IMS HEALTH will assume 75%, and NMR will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS HEALTH has agreed to be fully responsible for any legal fees and expenses incurred during 1998. NMR's aggregate liability to IMS HEALTH for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125.0 million. Management of IMS HEALTH and SYNAVANT are unable to predict at this time the final outcome of this matter.

Other Contingencies

        IMS HEALTH, Cognizant and D&B have entered, and IMS HEALTH continues to enter, into global tax planning initiatives in the normal course of their business. These activities are subject to review by tax authorities. As a result of the review process, uncertainties exist and it is possible that some of these matters could be resolved adversely to IMS HEALTH, Cognizant, D&B or SYNAVANT.

        IMS HEALTH has been informed by D&B that the IRS is currently reviewing D&B's utilization of certain capital losses during 1989 and 1990. D&B has advised IMS HEALTH that during the second quarter of 2000 it filed an amended tax return for these periods which reflects $561.6 million of tax and interest due. Under the terms of the 1996 Distribution Agreement, IMS HEALTH is liable to pay half of such taxes and interest owed to the IRS to the extent that D&B total liabilities exceed $137.0 million. D&B paid approximately $349.3 million of this amount in early May 2000, and IMS HEALTH paid approximately $212.3 million in May 2000 (the "May 2000 Payment"). A portion of IMS HEALTH's liability will in turn be shared with NMR under the Distribution Agreement between those companies dated June 30, 1998 (the "1998 Distribution Agreement"). The payments are being made to the IRS to stop further interest from accruing. D&B has advised IMS HEALTH that, notwithstanding the filing and payment, it intends to contest the assessment of additional tax. IMS HEALTH estimates that its share of the liability, were the IRS to prevail, would be approximately $140.0 million net of income tax benefit on interest (approximately $31.3 million) and NMR's contribution obligations (approximately $41.0 million). Although the Company is jointly and severally liable for this obligation, it is not currently estimable what portion of this obligation, if any, will be borne by the Company.

NOTE 11. RESTRUCTURING

        On August 16, 2001, the Company announced that, in an attempt to optimize customer responsiveness and organizational effectiveness, it would simplify its senior leadership structure as well as eliminate certain other positions in its international and domestic operations. The Company completed the first two steps in the restructuring process, resulting in the elimination of 100 positions which is reflected in the charge of $7.5 million for 2001 (the "2001 Restructuring"). These reductions included six senior management positions with the remainder being operating, technical and administrative staff. The charge for the 2001 Restructuring is composed entirely of employee severance and separation related costs, such as extended benefits and outplacement fees. Of the $7.5 million charge, $0.5 million remains to be paid in 2003.

        During 2002, the Company took additional restructuring charges related to both severance and separation related costs for the elimination of approximately 45 positions and real estate actions, as the Company has terminated certain real estate leases and subleased other office space made available by the restructuring actions (the "2002 Restructuring"). These personnel reductions included three senior management positions with the remainder being operating, technical and administrative staff. The 2002 Restructuring resulted in a charge of $2.2 million, of which $0.6 million was paid in 2002. All severance and related personnel costs of $0.7 million are expected to be paid in 2003, with the real estate payments of $0.9 million continuing over the life of the related lease agreements.

NOTE 12. SUPPLEMENTAL FINANCIAL DATA

Accounts and Other Receivables-Net:

	2002	2001
Trade	$31,520	$37,065
Unbilled receivables	6,528	4,378
Other	334	239
Less: Allowance for doubtful accounts	(1,579)	(1,899)

	$36,803	$39,783

Other Current Assets:

	2002	2001
Inventory	$740	$1,957
Prepaid expenses	3,831	3,757
Deferred taxes	933	399

	$5,504	$6,113

Property, Plant and Equipment-Net:

	2002	2001
Property	$1,166	$1,033
Plant and equipment	46,095	45,641
Less: Accumulated depreciation	(38,552)	(38,609)
Leasehold improvements, less: accumulated amortization of $5.4 million and $4.5 million, respectively	4,120	3,145

	$12,829	$11,210

Accrued and Other Current Liabilities:

	2002	2001
Salaries, wages, bonuses and other compensation	$8,888	$11,325
Other	9,440	6,780

	$18,328	$18,105

NOTE 13. OPERATIONS BY GEOGRAPHIC SEGMENT

        The Company sells its products and services to a variety of customers, and no individual customer accounted for more than 10% of the Company's revenues during 2000, 2001, or 2002. The Company's primary form of internal reporting is aligned with the offering of its products and services. Therefore, the Company believes that it operates in one segment. The Company does, however, derive a substantial portion of its revenue from its foreign operations. The following table presents revenue by geographic region based on country of invoice origin and identifiable and long-lived assets by geographic region based on the location of the assets.

Dollar amounts in thousands

	Americas	Europe	Asia Pacific	Total
Year-Ended December 31, 2002
Operating revenues	$98,068	$54,087	$14,210	$166,365
Segment operating income (loss)	(10,832)	404	(414)	(10,842)
Non-operating income (loss)	(1,425)	847	120	(458)
Income (loss) before income taxes	(12,257)	1,251	(294)	(11,300)
Provision for income taxes				205
Net loss				(11,095)
Segment total depreciation and amortization	8,194	1,380	450	10,024
Segment capital expenditures	5,180	991	290	6,461
Identifiable assets at December 31, 2002	73,978	29,650	5,109	108,737
Year-Ended December 31, 2001
Operating revenues	$107,254	$57,253	$16,024	$180,531
Segment operating income (loss)	(31,412)	1,465	(159)	(30,106)
Non-operating income (loss)	(327)	(159)	(119)	(605)
Income (loss) before income taxes	(31,739)	1,306	(278)	(30,711)
Provision for income taxes				(522)
Net loss				(31,233)
Segment total depreciation and amortization	20,944	2,027	558	23,529
Segment capital expenditures	1,864	1,497	445	3,806
Identifiable assets at December 31, 2001	84,260	27,666	6,332	118,258
Year-Ended December 31, 2000
Operating revenues	$105,873	$57,171	$18,395	$181,439
Segment operating income (loss)	(139,559)	(4,299)	105	(143,753)
Non-operating income (loss)	(159)	(1,155)	9	(1,305)
Income (loss) before income taxes	(139,718)	(5,454)	114	(145,058)
Benefit for income taxes				6,410
Net loss				(138,648)
Segment total depreciation and amortization	(134,861)	(6,819)	(710)	(142,390)
Segment capital expenditures	4,559	1,746	364	6,669
Identifiable assets at December 31, 2000	109,349	39,506	7,644	156,499

        Information about the Company's operations and long-lived assets by geography are as follows:

	US	UK	Australia	Rest of World(2)	Total
Year Ended December 31, 2002
Operating revenue	$92,352	$17,840	$13,172	$43,001	$166,365
Long-lived assets(1)	50,576	3,368	631	2,544	57,119
Year Ended December 31, 2001
Operating revenue	$101,666	$21,327	$13,342	$44,196	$180,531
Long-lived assets(1)	54,278	3,266	727	2,505	60,776
Year Ended December 31, 2000
Operating revenue	99,363	25,055	16,655	40,366	181,439
Long-lived assets(1)	74,009	3,990	985	3,070	82,054

(1)
Long-lived assets in the U.S. and the U.K. are comprised predominantly of goodwill associated with the acquisition of Walsh International Inc. in June 1998.

(2)
Rest of World primarily comprises operations in Europe.

NOTE 14. THE DISTRIBUTION

        In accordance with the Distribution Agreement, IMS HEALTH conveyed title to certain assets and transferred certain liabilities. The net assets recorded by SYNAVANT on the Spin date to reflect this capital contribution totaled approximately $15.3 million. The net assets received included $10.7 million of cash, which was subject to adjustment in accordance with the Distribution Agreement. The Company also assumed a liability of up to $9.0 million in connection with the Distribution Agreement whereby SYNAVANT will bear 50% of IMS HEALTH's share of certain of the liabilities as discussed in Note 10.

        In the opinion of McDermott, Will & Emery, special tax counsel to IMS HEALTH, the Distribution should qualify under Section 355 of the Internal Revenue Code, and be tax-free to IMS HEALTH and to IMS HEALTH stockholders for U.S. federal income tax purposes, except for any tax payable because of any cash IMS HEALTH stockholders may receive in lieu of a fractional share of SYNAVANT Common Stock.

        The opinion of special tax counsel is based on certain factual representations made by IMS HEALTH and SYNAVANT. If such factual representations were incorrect in a material respect, such opinion could become moot. SYNAVANT is not aware of any facts or circumstances that would cause such representations to be incorrect in a material respect. IMS HEALTH and SYNAVANT will agree in the Distribution Agreement to certain restrictions on future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution.

        If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be substantial) would be payable by the consolidated group, of which IMS HEALTH is the common parent and SYNAVANT is a member. In addition, under the consolidated return rules, each member of the consolidated group would be severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, SYNAVANT estimates that the aggregate tax liability in this regard would be approximately $100.0 million. In the event that SYNAVANT were obligated to fund a substantial portion of such liabilities, it would have a material adverse effect on SYNAVANT's financial condition.

        Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each IMS HEALTH stockholder receiving shares of SYNAVANT Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the SYNAVANT Common Stock received.

NOTE 15. SUBSEQUENT EVENTS (unaudited)

        On March 16, 2003, the Company announced a definitive agreement to sell its Global Interactive Marketing Business to Cegedim for $43.5 million in cash. Further, the definitive agreement and other transaction related documents were filed through a Form 8-K on March 17, 2003. The transaction is subject to approval by SYNAVANT shareholders, regulatory approvals and other customary closing conditions, and would be considered a change-in-control event by the Company. The Company expects the transaction to close in the second or third quarter of 2003. However, the Company can not make any assurances that the transaction will be consummated.

        On March 31, 2003, the Company signed a $15.0 million Revolving Credit and Security Agreement with CapitalSource Finance LLC (the "CapitalSource Facility"). The new agreement replaces the Foothill Facility (See Item 7 Liquidity and Capital Resources). A cancellation fee of $0.8 million was triggered by the termination of the Foothill Facility. The CapitalSource Facility is expected to increase the Company's available capital compared with the Foothill Facility.

        On March 21, 2003, the Company reached an agreement to sell its 51% interest in Permail Pty. Ltd. to its minority partner for approximately $1.8 Million. The transaction is expected to close in the next 30-60 days.